EXHIBIT 4.1
SECOND AMENDMENT TO RIGHTS AGREEMENT
          This Second Amendment (the “Amendment”) to Rights Agreement is entered into as of December 8, 2008, by and between Agree Realty Corporation, a Maryland corporation (the “Company”), and Computershare Trust Company, N.A., f/k/a EquiServe Trust Company, N.A., a national banking association, as successor rights agent to BankBoston, N.A., a national banking association (the “Rights Agent”).
RECITALS:
          WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of December 7, 1998, as amended by the Amendment to Rights Agreement dated as of October 18, 2001 (the “Agreement”), pursuant to which each holder of the Company’s common stock received one preferred share purchase right (collectively, the “Rights”) for each outstanding share of common stock. The Rights will expire on December 22, 2008 unless the expiration date under the Rights Agreement is extended.
          WHEREAS, the Company’s Board of Directors has determined that it is in the best interests of the Company to extend the expiration of the Rights pursuant to the Rights Agreement to December 22, 2018, as set forth below.
          NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged), the parties hereto agree as follows:
          1. Definitions. Except as otherwise indicated herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.
          2. Amendment to Section 5. Section 5(b) of the Agreement is hereby amended to delete the term “manually” in its entirety and to insert the following new language after the term “countersigned”:
          “, either manually or by facsimile signature,”
          3. Extension of Expiration Date. Section 7(a) of the Agreement is hereby amended, restated and replaced in its entirety with the following:
     (a) Except as otherwise provided herein (including Section 24 hereof), each Right shall entitle the registered holder thereof, upon exercise thereof as provided herein, to purchase for the Purchase Price, at any time after the Distribution Date and at or prior to the earliest of (i) the close of business on December 22, 2018 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) and (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, one one-hundredth of a Preferred Share, subject to adjustment from time to time as provided in Section 11 or 13 hereof.
          4. Amendment to Section 21. Section 21 of the Agreement is hereby amended by inserting the following new sentence after the existing first sentence:
“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the 30th day after the effective date of such termination (and, unless such transfer agency relationship is terminated by the Company, the receipt by the Company of written notice of such termination) or, if such 30th day is not a Business Day, the next following Business Day, and the Company shall be responsible for sending any required notice to the holders of Rights Certificates.”
          5. Address of Rights Agent. The Rights Agent address information set forth in Section 26 of the Agreement is hereby amended, restated and replaced in its entirety with the following:
Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attention: Client Services
          6. Amendment to Section 31. Section 31 of the Agreement is hereby amended to insert the following new language at the end of the sentence:
“; except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.”
          7. Amendment to Agreement. The Agreement is hereby amended to insert the following new Section 35 at the end thereof:
“Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

          8. Miscellaneous.
               a. Except as expressly modified hereby, the Agreement remains in full force and effect. Upon the execution and delivery hereof, as of the day and year first above written, the Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement.
               b. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
               c. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment as to the parties hereto and may be used in lieu of the original Amendment for all purposes. Signatures of the parties hereto transmitted electronically or by facsimile shall be deemed to be their original signatures for all purposes
               d. This Amendment and the Agreement, as amended hereby, shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of laws principles.
- Signature page follows -

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

AGREE REALTY CORPORATION
By:	/s/ Richard Agree
	Name:	Richard Agree
	Title:	President

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Katherine Anderson
Name:
Title: